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           EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF BASIC AND DILUTED
                      EARNINGS PER SHARE (UNAUDITED)


                                    THREE MONTHS ENDED MARCH 31,
                                     ____________________________
                                       1999         1998
                                       ____         _____

BASIC EARNINGS PER SHARE

     Net Income                         $ 7,235     $  6,158
                                        =======     ========

     Weighted average number of
     shares outstanding                  13,493       13,105
                                        =======     ========

Basic earnings per share                $   .54     $    .47
                                        =======     ========


DILUTED EARNINGS PER SHARE

     Weighted average number of
     shares outstanding                  13,493       13,105

     Net effect of dilutive stock
     options, based on the treasury
     stock method                             -           12
                                        _______     ________
Total diluted shares used in
  computation                            13,493       13,117
                                        =======     ========

Diluted earnings per share              $   .54     $    .47
                                        =======     ========

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